EXHIBIT 99.2

NORTHEAST UTILITIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(Thousands of Dollars)	2013	2012

ASSETS

Current Assets:
Cash and Cash Equivalents	$60,817	$45,748
Receivables, Net	832,989	792,822
Unbilled Revenues	195,870	216,040
Fuel, Materials and Supplies	239,226	267,713
Regulatory Assets	625,542	705,025
Marketable Securities	99,115	91,975
Prepayments and Other Current Assets	104,452	107,972
Total Current Assets	2,158,011	2,227,295

Property, Plant and Equipment, Net	16,737,549	16,605,010

Deferred Debits and Other Assets:
Regulatory Assets	5,015,108	5,132,411
Goodwill	3,519,401	3,519,401
Marketable Securities	492,003	400,329
Derivative Assets	94,970	90,612
Other Long-Term Assets	311,619	327,766
Total Deferred Debits and Other Assets	9,433,101	9,470,519

Total Assets	$28,328,661	$28,302,824

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

NORTHEAST UTILITIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(Thousands of Dollars)	2013	2012

LIABILITIES AND CAPITALIZATION

Current Liabilities:

Notes Payable	$1,287,000	$1,120,196
Long-Term Debt - Current Portion	947,328	763,338
Accounts Payable	633,458	764,350
Regulatory Liabilities	191,707	134,115
Derivative Liabilities	108,964	117,194
Other Current Liabilities	671,180	744,497
Total Current Liabilities	3,839,637	3,643,690

Rate Reduction Bonds	19,610	82,139

Deferred Credits and Other Liabilities:
Accumulated Deferred Income Taxes	3,614,278	3,463,347
Regulatory Liabilities	531,546	540,162
Derivative Liabilities	840,043	882,654
Accrued Pension, SERP and PBOP	2,097,550	2,130,497
Other Long-Term Liabilities	873,637	967,561
Total Deferred Credits and Other Liabilities	7,957,054	7,984,221

Capitalization:
Long-Term Debt	7,011,561	7,200,156

Noncontrolling Interest - Preferred Stock of Subsidiaries	155,568	155,568

Equity:
Common Shareholders' Equity:
Common Shares	1,664,760	1,662,547
Capital Surplus, Paid In	6,173,801	6,183,267
Retained Earnings	1,914,371	1,802,714
Accumulated Other Comprehensive Loss	(70,898)	(72,854)
Treasury Stock	(336,803)	(338,624)
Common Shareholders' Equity	9,345,231	9,237,050
Total Capitalization	16,512,360	16,592,774

Total Liabilities and Capitalization	$28,328,661	$28,302,824

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

NORTHEAST UTILITIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended March 31,
(Thousands of Dollars, Except Share Information)	2013	2012

Operating Revenues	$1,995,023	$1,099,623

Operating Expenses:
Purchased Power, Fuel and Transmission	747,809	395,344
Operations and Maintenance	346,092	261,963
Depreciation	154,977	80,839
Amortization of Regulatory Assets, Net	54,049	5,426
Amortization of Rate Reduction Bonds	34,499	18,347
Energy Efficiency Programs	105,771	37,273
Taxes Other Than Income Taxes	132,881	86,038
Total Operating Expenses	1,576,078	885,230
Operating Income	418,945	214,393

Interest Expense:
Interest on Long-Term Debt	85,295	59,968
Interest on Rate Reduction Bonds	611	1,431
Other Interest	(9,651)	5,048
Interest Expense	76,255	66,447
Other Income, Net	7,765	8,773
Income Before Income Tax Expense	350,455	156,719
Income Tax Expense	120,487	55,964
Net Income	229,968	100,755
Net Income Attributable to Noncontrolling Interests	1,879	1,493
Net Income Attributable to Controlling Interest	$228,089	$99,262

Basic and Diluted Earnings Per Common Share	$0.72	$0.56

Dividends Declared Per Common Share	$0.37	$0.29

Weighted Average Common Shares Outstanding:
Basic	315,129,782	178,055,716
Diluted	316,002,538	178,437,453

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

NORTHEAST UTILITIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended March 31,
(Thousands of Dollars)	2013	2012

Operating Activities:
Net Income	$229,968	$100,755
Adjustments to Reconcile Net Income to Net Cash Flows
Provided by Operating Activities:
Depreciation	154,977	80,839
Deferred Income Taxes	168,938	52,474
Pension, SERP and PBOP Expense	53,102	42,268
Pension and PBOP Contributions	(47,048)	(98,910)
Regulatory Over/(Under) Recoveries, Net	39,218	(27,569)
Amortization of Regulatory Assets, Net	54,049	5,426
Amortization of Rate Reduction Bonds	34,499	18,347
Proceeds from DOE Damages Claim	77,936	-
Other	(51,106)	(5,484)
Changes in Current Assets and Liabilities:
Receivables and Unbilled Revenues, Net	(129,431)	29,276
Fuel, Materials and Supplies	28,487	30,108
Taxes Receivable/Accrued, Net	(21,295)	11,758
Accounts Payable	(86,916)	(190,232)
Other Current Assets and Liabilities, Net	(32,235)	(40,240)
Net Cash Flows Provided by Operating Activities	473,143	8,816

Investing Activities:
Investments in Property, Plant and Equipment	(388,950)	(304,294)
Proceeds from Sales of Marketable Securities	141,500	40,947
Purchases of Marketable Securities	(233,429)	(41,570)
Other Investing Activities	33,966	2,448
Net Cash Flows Used in Investing Activities	(446,913)	(302,469)

Financing Activities:
Cash Dividends on Common Shares	(116,431)	(52,104)
Cash Dividends on Preferred Stock	(1,879)	(1,390)
Increase/(Decrease) in Short-Term Debt	(228,000)	343,000
Issuance of Long-Term Debt	400,000	300,000
Retirements of Rate Reduction Bonds	(62,529)	(17,903)
Other Financing Activities	(2,322)	(1,130)
Net Cash Flows (Used in)/Provided by Financing Activities	(11,161)	570,473
Net Increase in Cash and Cash Equivalents	15,069	276,820
Cash and Cash Equivalents - Beginning of Period	45,748	6,559
Cash and Cash Equivalents - End of Period	$60,817	$283,379

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.